Exhibit 99.1

Contact:

MicroStrategy Incorporated

Investor Relations

ir@microstrategy.com

(703) 848-8600

MicroStrategy Announces

First Quarter 2019 Financial Results

TYSONS CORNER, Va., April 30, 2019 - MicroStrategy® Incorporated (Nasdaq: MSTR), a leading worldwide provider of enterprise analytics and mobility software, today announced financial results for the three-month period ended March 31, 2019 (the first quarter of its 2019 fiscal year).

MicroStrategy adopted Accounting Standards Update No. 2016-02, Leases (Topic 842), and its subsequent amendments (“ASU 2016-02”), effective January 1, 2019. Comparative prior period consolidated financial statements have not been restated and are not directly comparable to the current period consolidated financial statements.

First quarter 2019 revenues were $115.4 million versus $123.0 million for the first quarter of 2018, a 6.2% decrease. Product licenses and subscription services revenues for the first quarter of 2019 were $25.4 million versus $25.0 million for the first quarter of 2018, a 1.9% increase. Product support revenues for the first quarter of 2019 were $71.5 million versus $74.4 million for the first quarter of 2018, a 4.0% decrease. Other services revenues for the first quarter of 2019 were $18.5 million versus $23.6 million for the first quarter of 2018, a 21.7% decrease. Foreign currency effects had an unfavorable impact on revenues for the first quarter of 2019.

Operating expenses for the first quarter of 2019 were $99.6 million versus $97.1 million for the first quarter of 2018, a 2.6% increase.

Loss from operations for the first quarter of 2019 was $10.4 million versus income from operations of $0.7 million for the first quarter of 2018. Net loss for the first quarter of 2019 was $7.9 million, or $0.77 per share on a diluted basis, as compared to net income of $1.7 million, or $0.15 per share on a diluted basis, for the first quarter of 2018.

Non-GAAP loss from operations, which excludes share-based compensation expense, was $7.4 million for the first quarter of 2019 versus non-GAAP income from operations of $5.5 million for the first quarter of 2018. The tables at the end of this press release include a reconciliation of (loss) income from operations to non-GAAP (loss) income from operations for the three months ended March 31, 2019 and 2018. An explanation of this non-GAAP financial measure is also included under the heading “Non-GAAP Financial Measure” below.

As of March 31, 2019, MicroStrategy had cash and cash equivalents and short-term investments of $551.1 million, as compared to $576.1 million as of December 31, 2018, a decrease of $25.1 million. During the first quarter of 2019, MicroStrategy repurchased 362,148 shares of its class A common stock for an aggregate purchase price of approximately $48.2 million. As of March 31, 2019, MicroStrategy had 8.2 million shares of class A common stock and 2.0 million shares of class B common stock outstanding.

MicroStrategy uses its Intelligent Enterprise™ platform across the enterprise and has created an interactive dossier with quarterly financial performance data. Anyone can access the MSTR Financials dossier via a web browser, or by downloading the MicroStrategy Library™ app on an iOS or Android device. To download the native apps, visit MicroStrategy Library for iPad, MicroStrategy Library for iPhone, or MicroStrategy Library for Android tablet and smartphone.

Conference Call

MicroStrategy will be discussing its first quarter 2019 financial results on a conference call today beginning at approximately 5:00 p.m. EDT. To access the conference call, dial (844) 824-7425 (domestically) or (716) 220-9429 (internationally) and use conference ID 7634017. A live and archived webcast will be available under the “Events” section on MicroStrategy’s investor relations website at http://ir.microstrategy.com/events.cfm. A replay of the conference call will be available beginning approximately two hours after the call concludes until May 7, 2019 at (855) 859-2056 (domestically) or (404) 537-3406 (internationally) using the passcode 7634017.

Recent Business Highlights

•

MicroStrategy announced the general availability of MicroStrategy 2019™, the industry’s first and only enterprise platform for Federated Analytics, Transformational Mobility, and HyperIntelligence™. MicroStrategy 2019 delivers modern analytics on an enterprise platform that can be deployed on-premises or on multiple private and public cloud platforms. MicroStrategy customers on MicroStrategy 2019 platform can get started on HyperIntelligence by downloading the MicroStrategy HyperIntelligence extension at the Chrome Web Store. Customers can provision MicroStrategy 2019 in the cloud with the MicroStrategy for AWS and MicroStrategy for Azure provisioning consoles. A 30-day free trial is available for MicroStrategy 2019 on AWS and Microsoft Azure.

•	MicroStrategy was recognized by industry analysts in the following published research:
o	Recognized by Gartner, Inc. as the sole Challenger in the “2019 Magic Quadrant for Analytics and Business Intelligence Platforms” (1)
o	Named a Technology Innovation Leader by Dresner Advisory Services for the second consecutive year
o	Ranked the #1 Overall Value Index Leader in Embedded Analytics and Business Intelligence by Ventana Research
o	Ranked the #1 Overall Value Index Leader in Mobile Analytics and Business Intelligence by Ventana Research
•

MicroStrategy held its 22nd annual user conference, MicroStrategy World™ 2019, which brought together thousands of product experts, thought leaders and MicroStrategy users for three days of inspirational keynotes, educational workshops, and customer presentations on how analytics can transform the way people use information to make each organization a more Intelligent Enterprise. Attendees also learned about MicroStrategy’s new platform, robust partner network, and services offerings as well as how they can employ new digital strategies to increase the adoption of analytics across the enterprise.

o

MicroStrategy announced the ability of customers to leverage MicroStrategy 2019 on Microsoft Azure and Amazon Web Services, which allows customers to launch fully-configured analytics, mobility, and HyperIntelligence projects on Azure and AWS.

o

MicroStrategy presented Customer Awards to American Express Global Business Travel, The Coca-Cola Company, Hilton, Ola, and TAP Air Portugal for their outstanding enterprise analytics and mobility applications.

o

MicroStrategy hosted its second annual Datathon at MicroStrategy World 2019, challenging participants to create innovative analytics, AI, big data, or mobile applications using MicroStrategy 2019 with aggregated data from CharityBase, a free, open source charity data portal with public information on the activities, locations, and finances of thousands of charities registered in England and Wales.

Non-GAAP Financial Measure

MicroStrategy is providing a supplemental financial measure for (loss) income from operations that excludes the impact of share-based compensation arrangements. This supplemental financial measure is not a measurement of financial performance under generally accepted accounting principles in the United States (“GAAP”) and, as a result, this supplemental financial measure may not be comparable to similarly titled measures of other companies. Management uses this non-GAAP financial measure internally to help understand, manage, and evaluate business performance and to help make operating decisions. MicroStrategy believes that this non-GAAP financial measure is also useful to investors and analysts in comparing its performance across reporting periods on a consistent basis because it excludes a significant non-cash expense that MicroStrategy believes is not reflective of its general business performance.  In addition, accounting for share-based compensation arrangements requires significant management judgment and the resulting expense could vary significantly in comparison to other companies. Therefore, MicroStrategy believes the use of this non-GAAP financial measure can also facilitate comparison of MicroStrategy’s operating results to those of its competitors.

About MicroStrategy Incorporated

MicroStrategy (Nasdaq: MSTR) is a leading worldwide provider of enterprise analytics and mobility software and services. Our mission is to make every enterprise a more Intelligent Enterprise.  MicroStrategy 2019 delivers modern analytics on an open, comprehensive enterprise platform designed to drive business results with Federated Analytics, Transformational Mobility, and HyperIntelligence. To learn more, visit MicroStrategy online, and follow us on LinkedIn, Twitter and Facebook.

MicroStrategy, Intelligent Enterprise, MicroStrategy Library, MicroStrategy 2019, HyperIntelligence, and MicroStrategy World are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

This press release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of MicroStrategy Incorporated and its subsidiaries (collectively, the “Company”) to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the extent and timing of market acceptance of MicroStrategy’s new offerings, including MicroStrategy 2019; the Company’s ability to recognize revenue or deferred revenue through delivery of products or satisfactory performance of services; continued acceptance of the Company’s other products in the marketplace; fluctuations in tax benefits or provisions, including as a result of changes to U.S. federal tax laws; the timing of significant orders; delays in or the inability of the Company to develop or ship new products; competitive factors; general economic conditions; currency fluctuations; and other risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this release.

MSTR-F

(1) Gartner, Magic Quadrant for Analytics and Business Intelligence Platforms, Cindi Howson, James Richardson, Rita Sallam, Austin Kronz, 11 February 2019. Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018
	(unaudited)	(unaudited)
Revenues
Product licenses	$18,291	$17,301
Subscription services	7,144	7,662
Total product licenses and subscription services	25,435	24,963
Product support	71,450	74,415
Other services	18,481	23,589
Total revenues	115,366	122,967

Cost of revenues
Product licenses	519	2,211
Subscription services	3,598	3,249
Total product licenses and subscription services	4,117	5,460
Product support	7,067	4,796
Other services	14,989	14,929
Total cost of revenues	26,173	25,185

Gross profit	89,193	97,782

Operating expenses
Sales and marketing	48,760	51,335
Research and development	28,215	23,560
General and administrative	22,604	22,172
Total operating expenses	99,579	97,067

(Loss) income from operations	(10,386)	715
Interest income, net	2,566	2,034
Other expense, net	(596)	(1,594)
(Loss) income before income taxes	(8,416)	1,155
Benefit from income taxes	(510)	(518)
Net (loss) income	$(7,906)	$1,673

Basic (loss) earnings per share (1):	$(0.77)	$0.15
Weighted average shares outstanding used in computing basic (loss) earnings per share	10,328	11,447

Diluted (loss) earnings per share (1):	$(0.77)	$0.15
Weighted average shares outstanding used in computing diluted (loss) earnings per share	10,328	11,488

(1)	Basic and fully diluted (loss) earnings per share for class A and class B common stock are the same.

MICROSTRATEGY INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31,	December 31,
	2019	2018*
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$258,743	$109,924
Restricted cash	922	862
Short-term investments	292,314	466,186
Accounts receivable, net	133,922	171,359
Prepaid expenses and other current assets	32,511	30,068
Total current assets	718,412	778,399

Property and equipment, net	54,832	51,919
Right-of-use assets	87,743	0
Deposits and other assets	8,374	8,134
Deferred tax assets, net	18,983	17,316
Total Assets	$888,344	$855,768

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable, accrued expenses, and operating lease liabilities	$37,227	$33,684
Accrued compensation and employee benefits	36,713	48,045
Deferred revenue and advance payments	190,070	176,540
Total current liabilities	264,010	258,269

Deferred revenue and advance payments	4,539	6,469
Operating lease liabilities	106,661	0
Other long-term liabilities	34,793	61,262
Deferred tax liabilities	35	37
Total Liabilities	410,038	326,037

Stockholders' Equity
Preferred stock undesignated, $0.001 par value; 5,000 shares authorized; no shares issued or outstanding	0	0
Class A common stock, $0.001 par value; 330,000 shares authorized; 15,850 shares issued and 8,202 shares outstanding, and 15,837 shares issued and 8,552 shares outstanding, respectively	16	16
Class B convertible common stock, $0.001 par value; 165,000 shares authorized; 2,035 shares issued and outstanding, and 2,035 shares issued and outstanding, respectively	2	2
Additional paid-in capital	581,429	576,957
Treasury stock, at cost; 7,648 shares and 7,285 shares, respectively	(634,405)	(586,161)
Accumulated other comprehensive loss	(9,964)	(10,217)
Retained earnings	541,228	549,134
Total Stockholders' Equity	478,306	529,731
Total Liabilities and Stockholders' Equity	$888,344	$855,768

*	Derived from audited financial statements.

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2019	2018
	(unaudited)	(unaudited)
Operating activities:
Net (loss) income	$(7,906)	$1,673
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	3,664	3,298
Bad debt expense	827	165
Net realized loss on short-term investments	41	0
Deferred taxes	(1,694)	(2,662)
Share-based compensation expense	3,017	4,743
Changes in operating assets and liabilities:
Accounts receivable	10,266	422
Prepaid expenses and other current assets	(3,070)	(3,783)
Deposits and other assets	(134)	228
Accounts payable and accrued expenses	(3,108)	(6,016)
Accrued compensation and employee benefits	(12,195)	(8,085)
Deferred revenue and advance payments	38,502	19,570
Operating lease liabilities	(2,074)	0
Other long-term liabilities	320	9,164
Net cash provided by operating activities	26,456	18,717

Investing activities:
Proceeds from redemption of short-term investments	314,403	195,820
Purchases of property and equipment	(6,011)	(1,294)
Purchases of short-term investments	(138,099)	(483,440)
Net cash provided by (used in) investing activities	170,293	(288,914)

Financing activities:
Proceeds from sale of class A common stock under exercise of employee stock options	1,507	0
Purchases of treasury stock	(48,244)	0
Payments on capital lease obligations and other financing arrangements prior to the adoption of ASU 2016-02	0	(7)
Net cash used in financing activities	(46,737)	(7)

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(1,133)	2,202
Net increase (decrease) in cash, cash equivalents, and restricted cash	148,879	(268,002)
Cash, cash equivalents, and restricted cash, beginning of period	110,786	421,182
Cash, cash equivalents, and restricted cash, end of period	$259,665	$153,180

MICROSTRATEGY INCORPORATED

REVENUE AND COST OF REVENUE DETAIL

(in thousands)

	Three Months Ended
	March 31,
	2019	2018
	(unaudited)	(unaudited)
Revenues
Product licenses and subscription services:
Product licenses	$18,291	$17,301
Subscription services	7,144	7,662
Total product licenses and subscription services	25,435	24,963
Product support	71,450	74,415
Other services:
Consulting	16,603	21,287
Education	1,878	2,302
Total other services	18,481	23,589
Total revenues	115,366	122,967

Cost of revenues
Product licenses and subscription services:
Product licenses	519	2,211
Subscription services	3,598	3,249
Total product licenses and subscription services	4,117	5,460
Product support	7,067	4,796
Other services:
Consulting	12,985	13,321
Education	2,004	1,608
Total other services	14,989	14,929
Total cost of revenues	26,173	25,185

Gross profit	$89,193	$97,782

MICROSTRATEGY INCORPORATED

DEFERRED REVENUE DETAIL

(in thousands)

	March 31,	December 31,	March 31,
	2019	2018*	2018
	(unaudited)		(unaudited)
Current:
Deferred product licenses revenue	$555	$1,768	$3,064
Deferred subscription services revenue	15,641	13,508	16,742
Deferred product support revenue	166,306	152,501	173,156
Deferred other services revenue	7,568	8,763	8,756
Total current deferred revenue and advance payments	$190,070	$176,540	$201,718

Non-current:
Deferred product licenses revenue	$479	$542	$843
Deferred subscription services revenue	247	2,384	385
Deferred product support revenue	3,231	3,091	3,854
Deferred other services revenue	582	452	586
Total non-current deferred revenue and advance payments	$4,539	$6,469	$5,668

Total current and non-current:
Deferred product licenses revenue	$1,034	$2,310	$3,907
Deferred subscription services revenue	15,888	15,892	17,127
Deferred product support revenue	169,537	155,592	177,010
Deferred other services revenue	8,150	9,215	9,342
Total current and non-current deferred revenue and advance payments	$194,609	$183,009	$207,386

*	Derived from audited financial statements.

MICROSTRATEGY INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP MEASURE

(in thousands)

	Three Months Ended
	March 31,
	2019	2018
	(unaudited)	(unaudited)
Reconciliation of non-GAAP (loss) income from operations:
(Loss) income from operations	$(10,386)	$715
Share-based compensation expense	3,017	4,743
Non-GAAP (loss) income from operations	$(7,369)	$5,458

MICROSTRATEGY INCORPORATED

WORLDWIDE EMPLOYEE HEADCOUNT

	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Subscription services	54	56	55	54	57
Product support	224	202	194	184	182
Consulting	429	452	458	443	441
Education	50	47	44	39	42
Sales and marketing	675	707	699	687	667
Research and development	733	716	688	651	604
General and administrative	329	348	326	322	313
Total headcount	2,494	2,528	2,464	2,380	2,306